 FORM 4                                                                                                      OMB APPROVAL
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                -------------------------
[ ] Check this box if no longer                     WASHINGTON D.C. 20549                              OMB Number: 3235-0287
    subject to Section 16. Form                                                                        Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
    continue. See Instruction 1(b).                                                                    hours per response....0.5

          Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.Name and Address of Reporting Person*|   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
                                       |                                                   |      to Issuer
                                       |                                                   |         (Check all applicable)
  KOOPMANS SHERWIN                     | SUCCESS BANCSHARES, INC.   (SXNB)                 |     __X__ Director   _____ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
C/O SUCCESS BANCSHARES, INC.           |     Security Number     |     Month/Year          |      CHAIRMAN OF EXECUTIVE COMMITTEE
ONE MARRIOTT DRIVE                     |     of Reporting        |         9/98            |        ---------------------------
---------------------------------------|     Person (Voluntary)  |-------------------------|7. Individual or Joint/Group Filing
               (Street)                |                         |                         |   (Check Applicable Line)
                                       |                         |  5. If Amendment,       | __  Form filed by One Reporting Person
                                       |                         |     Date of Original    | __  Form filed by More than One
LINCOLNSHIRE, ILLINOIS 60069           |                         |     (Month/Year)              Reporting Person
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   -ship | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK                           | 9/3/98        |  P    |       | 1,000  |  A   | $13.00   |  1,000      |   D     |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |   (Month/|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code | V  | (A)    |(D)      |cisable|Date    |        | Shares    |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
                  |                        |
------------------|------------------------|------------------------------
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ SHERWIN KOOPMANS   SEPTEMBER 17, 1998
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                ---------------------  ------------------
                                                                                           **Signature of               Date
                                                                                             Reporting Person

Note: File three copies of this Form, one of which must be manually signed.                    Sherwin Koopmans
  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                       Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                              SEC 1474 (7/96)